Exhibit 99.1

Stanley Black & Decker Contacts:	InfoLogix Contacts:
Kate W. Vanek	Jay Roberts
Director, Investor Relations	Chief Financial Officer
860-827-3833	215-604-0691 x1102
kate.vanek@swkbdk.com	jroberts@infologix.com

Tim Perra	Jason Fradin
Director, Global Communications &	Vice President of Marketing & Communications
Community Relations	215-604-0691 x1194
860-826-3260	jfradin@infologix.com
tim.perra@swkbdk.com

INFOLOGIX TO BE ACQUIRED BY STANLEY BLACK & DECKER FOR $61.2 MILLION

NEW BRITAIN, CT and HATBORO, PA — DECEMBER 15, 2010 —

Stanley Black & Decker (NYSE: SWK) (“Stanley”), a diversified industrial company, and InfoLogix, Inc. (OTCQB: IFLG) a leading provider of enterprise mobility solutions for the healthcare and commercial industries, announced today that they have entered into a definitive agreement under which InfoLogix will be acquired by Stanley for $4.75 per common share in cash.  The total transaction value is approximately $61.2 million, including the assumption of debt, of which approximately $22.1 million is currently outstanding and a portion of which is convertible into shares of common stock of InfoLogix.

InfoLogix will add an established provider of mobile workstations and asset tracking solutions to Stanley’s existing Healthcare Solutions growth platform.  As part of Stanley Healthcare Solutions, InfoLogix’s business will be well-positioned to extend its reach in healthcare and commercial markets by having access to the resources, brand equity and global supply chain of a S&P 500 company.

“The acquisition of InfoLogix is consistent with Stanley Black & Decker’s portfolio diversification strategy and continues the expansion of one of our growth platforms, Stanley Healthcare Solutions,” said Brian Kaner, CFO and COO of Stanley Convergent

Security/Healthcare Solutions. “Offering strategic technology consulting services will enable Stanley Healthcare Solutions to assist clients in improving workflow, productivity and profitability through complete enterprise mobility solutions.  With a strong leadership team and talented employee base, we plan to leverage InfoLogix’s expertise in mobility solutions, clinical integration services, and mobile managed services in expanding our growing security and healthcare businesses.”

“By combining InfoLogix’s technologies, solutions and customer relationships together with Stanley’s suite of healthcare products and services, intellectual property and global presence, we will be uniquely positioned in the healthcare and mobility marketplaces,” said Dave Gulian, President and CEO of InfoLogix. “InfoLogix has enabled 2,200 healthcare and commercial organizations to make better decisions, mobilize their data investments, and manage their systems and supply chain.  We look forward to joining with Stanley and driving accelerated growth while extending our services globally.”

The transaction, which is subject to various closing conditions, including the filing with the Securities and Exchange Commission (SEC) of an Information Statement on Schedule 14C and the distribution of the Information Statement to all of InfoLogix’s stockholders, is expected to close early in the first quarter of 2011.  Please refer to InfoLogix’s Current Report on Form 8-K filed with the SEC on December 15, 2010 or shortly thereafter, for information about the transaction.

About Stanley Black & Decker, Inc.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, infrastructure solutions and more.  Learn more at www.stanleyblackanddecker.com.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and

Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. For more information visit www.infologix.com.

Cautionary Note Regarding Forward-Looking Statements

The companies make forward-looking statements in this press release which represent their expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward looking statements made in this press release, include, but are not limited to, statements concerning: the consummation of the acquisition; InfoLogix being well positioned to extend its reach in healthcare and commercial markets as a result of the transaction; the ability of Stanley Healthcare Solutions to assist clients in improving workflow, productivity and profitability and to expand its growing security and healthcare business; and the ability of InfoLogix, by joining Stanley, to drive accelerated growth while extending its services globally.

You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other known and unknown factors that may cause actual results and performance to be materially different from any future results of performance expressed or implied by such forward-looking statements, including, but not limited to, factors such as: the failure to consummate, or a delay in the consummation of, the transaction for various reasons; the delay, difficulty or failure to successfully integrate InfoLogix with Stanley; and the inability to effectively manage the expanded operations of Stanley Healthcare Solutions following the transaction.

Forward-looking statements made herein are also subject to risks and uncertainties, described in: Stanley’s  2009 Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended April 3, 2010; and InfoLogix’s  Annual Report on Form 10-K for the period ended December 31, 2009, its quarterly report on Form 10-Q for the period ended September 30, 2010; and other filings the companies make with the SEC. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. Neither of the companies makes any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Additional Information

In connection with the merger, InfoLogix will prepare an Information Statement to be filed with the SEC that will provide additional important information concerning the merger.  When completed, a definitive Information Statement will be mailed to the stockholders of the Company.  The Company’s stockholders will be able to obtain, without charge, a copy of the Information Statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the information statement and the other documents related to the merger (when available) upon written request to InfoLogix, Inc.,  101 E. County Line Road, Hatboro, Pennsylvania 19040 or by calling (215) 604-0691 or from the Company’s website, http://www.infologix.com.